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Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS ON
FINANCIAL STATEMENT SCHEDULE

To the Board of directors and shareholders of Xyratex Group Limited:

        Our audits of the consolidated financial statements of Xyratex Group Limited referred to in our report dated March 5, 2004, appearing in the Company's registration statement on Form F-1, also included an audit of the accompanying financial statement schedule listed in exhibit number 99.2 of this Form F-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Southampton
England

March 5, 2004

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  Exhibit 99.2